Exhibit 99.1

PRESS RELEASE

Level 3 Completes Offering of $300 Million Aggregate Principal Amount of Senior Notes

BROOMFIELD, Colo., Nov. 26, 2013 — Level 3 Communications, Inc. (NYSE: LVLT) today announced that Level 3 Financing, Inc., its wholly owned subsidiary (“Level 3 Financing”), has completed its previously announced offering of $300 million aggregate principal amount of its Floating Rate Senior Notes due 2018 (the “Floating Rate Senior Notes”) in a private offering to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act of 1933, as amended, and non-U.S. persons outside the United States under Regulation S under the Securities Act of 1933. The Floating Rate Senior Notes bear interest at LIBOR plus 3.50% per annum.

The unsecured Floating Rate Senior Notes will mature on Jan. 15, 2018. Level 3 Financing, Inc.’s obligations under the Floating Rate Senior Notes will be fully and unconditionally guaranteed on an unsecured basis by Level 3 Communications, Inc.

The net proceeds from the offering of the Floating Rate Senior Notes will be used, together with cash on hand, to redeem all $300 million principal amount of Level 3 Financing, Inc.’s outstanding Floating Rate Senior Notes due 2015. The Floating Rate Senior Notes due 2015 bear interest at LIBOR plus 3.75%.

The Floating Rate Senior Notes are not registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Level 3 Communications

Level 3 Communications, Inc. (NYSE: LVLT) is a Fortune 500 company that provides local, national and global communications services to enterprise, government and carrier customers. Level 3’s comprehensive portfolio of secure, managed solutions includes fiber and infrastructure solutions; IP-based voice and data communications; wide-area Ethernet services; video and content distribution; data center and cloud-based solutions. Level 3 serves customers in more than 500 markets in 55 countries over a global services platform anchored by owned fiber networks on three continents and connected by extensive undersea facilities. For more information, please visit www.level3.com or get to know us on Twitter, Facebook and LinkedIn.

© Level 3 Communications, LLC. All Rights Reserved. Level 3, Level 3 Communications, Level (3) and the Level 3 Logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries.  Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners. Level 3 services are provided by subsidiaries of Level 3 Communications, Inc.

Website Access to Company Information

Level 3 maintains a corporate website at www.level3.com, and you can find additional information about the company through the Investors pages on that website at http://investors.level3.com/investor-relations/default.aspx.  Level 3 uses its website as a channel of distribution of important information about the company. Level 3 routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investor Relations web pages.

Visitors to the Investors Relations web pages can view and print copies of Level 3’s SEC filings, including periodic and current reports on Forms 10-K, 10-Q, 8-K, as soon as reasonably practicable after those filings are made with the SEC.

Copies of the charters for each of the Audit, Compensation and Nominating and Governance committees of Level 3’s Board of Directors, its Corporate Governance Guidelines, Code of Ethics, press releases and analysts and investor conference presentations are all available through the Investor Relations web pages.

Please note that the information contained on any of Level 3’s web sites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference in that document.

Forward-Looking Statement

Some statements made in this press release are forward-looking in nature and are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. Important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the company’s ability to: successfully integrate the Global Crossing acquisition or otherwise realize the anticipated benefits thereof; manage risks associated with continued uncertainty in the global economy; maintain and increase traffic on its network; develop and maintain effective business support systems; manage system and network failures or disruptions; avert the breach of its network and computer system security measures; develop new services that meet customer demands and generate acceptable margins; defend intellectual property and proprietary rights; manage the future expansion or adaptation of its network to remain competitive; manage continued or accelerated decreases in market pricing for communications services; obtain capacity for its network from other providers and interconnect its network with other networks on favorable terms; attract and retain qualified management and other personnel; successfully integrate future acquisitions; effectively manage political, legal, regulatory, foreign currency and other risks it is exposed to due to its substantial international operations; mitigate its exposure to contingent liabilities; and meet all of the terms and conditions of its debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

Media:	Investors:
Kimmie Greene	Mark Stoutenberg
+1 720-888-7877	+1 720-888-2518
Kimmie.Greene@Level3.com	Mark.Stoutenberg@Level3.com